Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Clarion Partners Real Estate Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$28,796,831	0.0001102	$3,173.41

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$28,796,831

Total Fees Due for Filing			$3,173.41

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$3,173.41